Exhibit 99.1

TearLab Provides CLIA Update

San Diego, CA —March 4, 2011—TearLab Corporation (Nasdaq:TEAR; TSX:TLB) (“TearLab” or the “Company”) announced today that it is in receipt of a communication from the U.S. Food and Drug Administration (“FDA”) indicating that the data submitted by the Company was not sufficient to gain approval of its CLIA Waiver categorization application for the TearLab™ Osmolarity System.

“While we are evaluating the FDA’s letter to determine a clear path towards CLIA waiver, we believe that the success of our recently announced Laboratory Director for Moderate Complexity Program gives us the flexibility and time to consider all of our regulatory options,” said Elias Vamvakas, TearLab’s Chief Executive Officer.

“With FDA 510(K) approval, Medicare reimbursement and more than 120 doctors having already completed all of the Program steps - 20 of which having received their Lab Director’s certifications to-date - we are fully engaged in our U.S. commercialization program,” continued Vamvakas.

About The TearLab™ Osmolarity System
The TearLab™ Osmolarity System uses a novel lab-on-a-chip approach that requires less than 50 nL (nanoliters) of tear fluid in order to measure tear Osmolarity.  The TearLab™ Osmolarity System eliminates the challenges that previously prevented point-of-care Osmolarity testing.  The TearLab™ System can produce a sample-to-answer result in less than 30 seconds.

About Dry Eye Disease
DED is a common condition in which the eye does not produce enough tears to keep the surface of the eye sufficiently lubricated. It affects approximately 40 million people in the U.S. and 100 million people worldwide.  In its mild to moderate forms, it can impact vision and the ability to go about daily activities.  In its more severe forms, DED can lead to permanent loss of vision.

About TearLab Corporation
TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab™ Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab™ Osmolarity System.  Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements
This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

CONTACT:
Stephen Kilmer
Kilmer Lucas Inc.
(212) 618-6347
stephen@kilmerlucas.com